                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:



[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.


  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.


         (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

         (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

         (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

         (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

         (5) TOTAL FEE PAID:

  [ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

         [ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

         (1) AMOUNT PREVIOUSLY PAID:

         (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

         (3) FILING PARTY:

         (4) DATE FILED:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY


                                     [LOGO]

             2000 SOUTH COLORADO BOULEVARD, TOWER TWO, SUITE 2-1000
                           DENVER, COLORADO 80222-7900

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 19, 2001

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Meeting") of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (the "Company") to be held on Tuesday, June 19, 2001, at 9:00 a.m. at the principal executive offices of the Company at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, for the following purposes:

         1. To elect six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

         2. To ratify the selection of Ernst & Young LLP, to serve as independent auditors for the Company for the fiscal year ending December 31, 2001;

         3. To approve the sale of an aggregate of 15,000 High Performance Partnership Units of AIMCO Properties L.P.; and

         4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on May 7, 2001, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

         WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.

         You may choose to vote your shares by using a toll-free telephone number or the Internet, as described on the proxy card. You may also mark, sign, date and mail your proxy in the envelope provided, but if you choose to vote your shares by telephone or the Internet, there is no need for you to mail your proxy card. Votes submitted via the Internet or by telephone must be received by 5:00 p.m. Eastern Time on June 17, 2001. The method by which you decide to vote will not limit your right to vote at the Annual Meeting. If you later decide to attend the Annual Meeting in person, you may vote your shares even if you previously have submitted a proxy by telephone, the Internet or by mail.

         The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Joel F. Bonder
                                       Joel F. Bonder
                                       Secretary

May 7, 2001

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             2000 SOUTH COLORADO BOULEVARD, TOWER TWO, SUITE 2-1000
                           DENVER, COLORADO 80222-7900


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 19, 2001

         This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company ("AIMCO" or the "Company"), a real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Tuesday, June 19, 2001, at 9:00 a.m. at the principal executive offices of the Company at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about May 24, 2001.

         This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Corporate Investor Communications, for an estimated fee of $4,500, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.


         Holders of record of the Class A Common Stock of the Company ("Common Stock") as of the close of business on the record date, May 7, 2001 (the "Record Date"), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 73,624,858 shares of Common Stock issued and outstanding.


         Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2001 and FOR the approval of the sale of an aggregate of 15,000 High Performance Partnership Units of AIMCO Properties, LP (the "Operating Partnership"). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         The Company's 2000 Annual Report to Shareholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900.


                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         Pursuant to the Company's Charter, directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. The Company's Bylaws currently authorize a Board of Directors consisting of not fewer than three nor more than nine persons.

         The nominees for election to the six positions on the Board of Directors to be voted upon at the Meeting are James N. Bailey, Terry Considine, Richard S. Ellwood, Peter K. Kompaniez, J. Landis Martin and Thomas L. Rhodes. Terry Considine, Richard S. Ellwood, Peter K. Kompaniez, J. Landis Martin and Thomas L. Rhodes were elected to the Board of Directors at the last Annual Meeting of Stockholders. James N. Bailey was elected to the Board of Directors on June 5, 2000 by a majority of the Board of Directors pursuant to the Bylaws of the Company. Messrs. Bailey, Ellwood, Martin, and Rhodes (the "Independent Directors") are not employed by, or affiliated with, the Company, other than by virtue of serving as directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Kompaniez, Martin and Rhodes to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board of Directors that they are able and willing to serve as directors.

         If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

         Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SIX NOMINEES.

                                   PROPOSAL 2:
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP, the Company's independent auditors for the year ended December 31, 2000, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2001, subject to ratification by the Company's stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the year ended December 31, 2000 are as follows:

         Audit Fees. The aggregate fees billed by Ernst & Young LLP to the Company for professional services rendered for audits of the annual financial statements of the Company and certain of its subsidiaries and affiliates (approximately 485 entities) for the fiscal year ended December 31, 2000 and for the review of the financial statements included in the Quarterly Reports on Form 10-Q of the Company and certain of its subsidiaries and affiliates for the fiscal year ended December 31, 2000 were $6.7 million.

         Financial Information Systems Design and Implementation Fees. The aggregate fees billed for financial information systems design and implementation services for the fiscal year ended December 31, 2000 rendered by Ernst & Young LLP to the Company and certain of its subsidiaries and affiliates were $5.4 million. Financial information systems design and implementation fees consist entirely of fees billed by the Ernst &Young consulting group prior to its sale on May 27, 2000, to Cap Gemini, a separate French public company.

         All Other Fees. The aggregate fees billed for all other services rendered by Ernst & Young LLP to the Company and certain of its subsidiaries and affiliates for the fiscal year ended December 31, 2000 were $15.5 million, which includes audit-related services of $2.0 million and non-audit services of $13.5 million. Audit related services generally include fees for employee benefit plan audits, accounting consultations and registration statements filed with the Securities and Exchange Commission. Non-audit services consist primarily of tax compliance (over 500 entities) and consulting services and assistance with mergers and acquisitions.

         Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2001.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

           PROPOSAL 3: APPROVAL OF THE SALE OF HIGH PERFORMANCE UNITS

         As an additional step in furtherance of the Company's goal of increasing AIMCO's adjusted funds from operations, dividend income and share price by making share ownership the primary economic motivation of its officers and directors, in January 1998, the Operating Partnership sold an aggregate of 15,000 Class I High Performance Partnership Units (the "Class I Units") to a joint venture formed by fourteen of the Company's officers and to three of the

Company's Independent Directors, Messrs. Martin and Rhodes and John Smith (Mr. Smith resigned as a Director April 20, 2000 and now serves on the Company's advisory board). The Company's Operating Partnership received $2,070,000 for these units, which the AIMCO Board of Directors determined, based upon the advice of an independent valuation expert, represented the fair market value of the units on the date of issuance.

         Unlike Common Stock, Partnership Common Units ("OP Units") and options to purchase Common Stock, the Class I Units provided the following advantages to the Company:

         o AIMCO received $2,070,000 for an interest that would have been of nominal cost to the Company unless the three year total return to the Company's stockholders was significantly better than the industry average (as measured by the Morgan Stanley Dean Witter REIT Index) and at least 30%; and

         o any value received by the purchasers was not readily transferable and would constitute a long-term investment in the Company, providing a further substantial and enduring alignment of the long-term economic interests of the Company and its officers and directors.

         As of January 1, 2001, based on the three year total return to Company stockholders of 59.24% compared to the total return of the Morgan Stanley Dean Witter REIT Index of 0.58%, and the minimum total return of 30.00%, these units achieved a 29.24% Excess Return (59.24% minus 30.00%) and became entitled to receive distributions and allocations of income and loss from the Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the Operating Partnership) as holders of approximately 2.4 million OP Units. The following table details the valuation of the Class I Units:

                                MORGAN STANLEY
                                  DEAN WITTER  MINIMUM           AVERAGE        EXCESS      VALUE OF HIGH
                  AIMCO TOTAL     REIT INDEX    RETURN            MARKET      SHAREHOLDER    PERFORMANCE    OP UNIT
                     RETURN      TOTAL RETURN  (THREE  EXCESS CAPITALIZATION  VALUE ADDED       UNITS       DILUTION    OP UNIT
  VALUATION DATE  (THREE YEARS)  (THREE YEARS)  YEARS) RETURN   (THOUSANDS)  (THOUSANDS)(1) (THOUSANDS)(2) (THOUSANDS) DILUTION %

  --------------  ------------- -------------- ------- ------ -------------- -------------- -------------- ----------- ----------
DECEMBER 31, 2000    59.24%          0.58%      30.00% 29.24%   $2,623,000      $767,000       $115,000      2,379(3)    2.43%(4)


         (1)      EXCESS RETURN MULTIPLIED BY AVERAGE MARKET CAPITALIZATION

         (2)      EXCESS SHAREHOLDER VALUE ADDED MULTIPLIED BY 15%

         (3) OP UNIT CALCULATION BASED ON TRAILING 20-DAY DAILY VOLUME WEIGHTED AVERAGE STOCK PRICE OF $48.36

         (4) BASED ON TOTAL DILUTIVE SHARES OUTSTANDING OF 97,834,000 AS OF DECEMBER 31, 2000

         The Company's Board of Directors has determined that the Class I Units achieved their stated goals:

o Those who purchased the units had real financial risk and would have lost their entire investment if the units had been "valued" in four out of twelve quarters in the three year period. Similarly, for 89 out of 116 REITs in the Morgan Stanley Dean Witter REIT Index, the returns would have resulted in a total loss.

o The Company's stockholder returns were superior over the three year period. The Company ranked fourth out of 116 REITs in total return to stockholders by the Morgan Stanley Dean Witter REIT Index. At the end of the period, the value of the Company's outstanding common stock was $767 million higher than it would have been if the total return to stockholders had equaled the minimum return of 30%.

o As a result of the Company's performance, the units provide senior management with a significant long-term stake in the Company.

         Based on this success, the Board of Directors have determined to sell new High Performance Units to the Company's employees. The new High Performance Units program has been modified in the following respects:

o The minimum investment hurdle has been raised from an annual rate of 9% to 11%.

o The maximum dilution to AIMCO's stockholders will be limited to 1% per year (except for a three-year transition period in which total dilution will not exceed 3% over the three years).

o The number of employee participants in the program will be increased from 12 to more than 40 offerees and additional participants can be added each year.

o Independent directors will not be eligible to participate in the program, and

o The valuation period will be a rolling three-year average after an initial transition period.

The new High Performance Units will have the following characteristics:

o The High Performance Units will have a rolling three-year valuation period. Initially, there will be three classes of High Performance
         Units: Class II High Performance Partnership Units (the "Class II Units"); Class III High Performance Partnership Units (the "Class III Units"); and Class IV High Performance Partnership Units (the "Class IV Units"), with the Class II Units having a one year determination period ending December 31, 2001; the Class III Units having a two year determination period ending December 31 2002; and the Class IV Units having a three year determination period ending December 31, 2003. It is anticipated that in 2002 and each future year a new class of High Performance Units will be created with a three-year valuation period.

o The High Performance Units will have nominal value unless the AIMCO total return (dividend income plus share price appreciation) exceeds 115% of the cumulative total return of the Morgan Stanley Dean Witter REIT Index and, at a minimum, has the following fixed total returns:
         11% for the one year program (Class II Units); 23.2% for the two year program (Class III Units); and 36.8% for the three year program (Class IV Units). The three-year hurdle of 36.8% is an increase from 30.0% for the 1998-2000 program.

o For each new High Performance Unit program (Classes II, III and IV), the amount, if any, by which the total return of the Common Stock over the measurement period exceeds the applicable total return hurdle will be considered the "Outperformance Return".

o For each new High Performance Unit program (Classes II, III, and IV), Outperformance Return multiplied by AIMCO's average market capitalization will be considered "Outperformance Value Added" for shareholders.

o If the minimum total return hurdle is met as of the relevant valuation date, the holders of High Performance Units will thereafter receive distributions and allocations of income and loss at the same time and in the same amount (subject to certain exceptions upon liquidation of the Operating Partnership) as a number of OP Units equal to (i) 5% of Outperformance Value Added divided by (ii) the average volume weighted price of the Company's Common Stock over the 20 trading days ending on the determination date (subject to the limits on dilution described below).

o The High Performance Units are not transferable (except to family trusts or partnerships) until the holder of the units dies, and are not exchangeable for Common Stock unless there is a change of control of the Company.

o The dilutive impact to AIMCO's stockholders from the three new High Performance Unit programs (Classes II, III and IV) will be limited to 3% in the aggregate with a limit of 0.5% for the Class II Units, 1.0% for the Class III Units and 1.5% for the Class IV Units. In the future, any new High Performance Units with a three year valuation period are expected to limit dilution to 1%.

o In calculating the AIMCO total returns for the new High Performance Unit (Classes II, III and IV) programs, the initial value of the Common Stock will be $48.36, which is the price used to determine the value of the recently completed Class I Units program. It is an average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding the end of the period on December 31, 2000.


         The Company's Board of Directors has determined, based upon the advice of an independent valuation expert, that the fair market value of the 5,000 Class II Units, the 5,000 Class III Units and the 5,000 Class IV Units are $1,274,854, $1,792,764 and $1,792,764, respectively, and $4,860,382 in the aggregate. The employees who are offered the opportunity to invest in the new High Performance Units will do so through three senior management partnerships, SMP 2002, L.L.C., SMP 2003, L.L.C., and SMP 2004, L.L.C., respectively, each a Delaware limited liability company (each, an "SMP"), which will hold a class of High Performance Units until their valuation date. The terms of the limited liability company agreement of each SMP will restrict the employees' ability to transfer their interests, and provides each SMP with a right to repurchase the interest of any employee at the original purchase price if such employee's employment with the Company is terminated for any reason (other than by death or disability) before the end of the applicable measurement period. As with the Class I Units issued in 1998, the employees are investing through a limited liability company to ensure that there is no opportunity to profit from the ownership of High Performance Units before the valuation date.


         A family partnership controlled by Terry Considine, the Chairman of the Board and Chief Executive Officer of the Company, and Peter Kompaniez, the Vice-Chairman of the Board and President of the Company, will own approximately 40% and 10%, respectively, of each SMP. The remaining interests in each SMP may be owned by the other employee offerees of the Company. Accordingly, Messrs. Considine and Kompaniez will beneficially own 50% of the High Performance Units purchased by each SMP. The $4,860,382 aggregate purchase price to be paid by the SMPs for their High Performance Units will be funded with cash contributions from the employees participating in the SMP. To the extent that offerees elect not to participate then their interests will be offered to other participants on a proportionate basis.

         Holders of the new High Performance Units will not be able redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2002 (in the case of the Class II Units), January 1, 2003 (in the case of the Class III Units), or January 1, 2004 (in the case of the Class IV Units), or (ii) the date on which a change of control (as defined in the Operating Partnership's Agreement of Limited Partnership) occurs. Holders of the new High Performance Units will be entitled to receive distributions and allocations of income and loss from the Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the Operating Partnership) as would holders of a number of OP Units (the "OP Unit Equivalent"). Prior to the relevant Valuation Date, the OP Unit Equivalent will be 0.01 for each new High Performance Unit. If, on the Valuation Date, the cumulative Total Return of the Company Common Stock from January 1, 2001 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return of a peer group index over the same period, and is at least the equivalent of an 11% (over one year) cumulative

Total Return, in the case of Class II Units, a 23.2% (over two years) cumulative Total Return, in the case of Class III Units, or a 36.8% (over three years) cumulative Total Return, in the case of Class IV Units (in each case, the "Minimum Return"), then, on and after the Valuation Date for that class of High Performance Units, the OP Unit Equivalent for each High Performance Unit of that class will be revised to equal (i) the product of (A) 5% of the amount by which the cumulative Total Return of the Company Common Stock over the Measurement Period exceeds the greater of 115% of a peer group index or the Minimum Return (such excess being the "Outperformance Return"), multiplied by (B) the weighted average market value of the Company's equity capitalization (including Common Stock and OP Units but not preferred stock or preferred units), divided by (ii) the product of (A) the market value of one share of Common Stock on the Valuation Date and (B) the number of High Performance Units of that class originally issued (5,000 in the case of Class II Units, Class III Units or Class IV Units). However, the number of OP Unit Equivalents for the three classes of High Performance Units, may not exceed 0.5%, 1.0% and 1.5% (for the Class II Units, Class III Units and Class IV Units, respectively) of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis, on the relevant Valuation Date. (In the future any new High Performance Units with a three year valuation period are expected to limit dilution to 1%.) If, on the Valuation Date for a class of High Performance Units, the cumulative Total Return of the Company Common Stock does not satisfy these criteria, then the OP Unit Equivalent for that class of High Performance Units will remain at 0.01 per High Performance Unit. For purposes of determining the market value of Common Stock or OP Units as of any date, the average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding such date is used, except that the value of a share of Common Stock as of January 1, 2001 will be $48.36, the price used to determine the value of the Class I Units as of December 31, 2000.

         The Morgan Stanley Dean Witter REIT Index will be used as the peer group index (the "Peer Group Index") for purposes of the new High Performance Units. The Morgan Stanley Dean Witter REIT Index is a capitalization-weighted index, with dividends reinvested, of the most actively traded real estate investment trusts. As of December 31, 2000, the Morgan Stanley Dean Witter REIT Index was comprised of 116 real estate investment trusts selected by Morgan Stanley Dean Witter & Co. Incorporated. The Board of Directors of the Company has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. The Board of Directors may select a different index if it determines that the Morgan Stanley Dean Witter REIT Index is no longer an appropriate comparison for the Company; if the Morgan Stanley Dean Witter REIT Index is not maintained throughout the Measurement Period; or for any other reason that the Board of Directors determines.

         "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by
(ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

         The new High Performance Units are subject to certain restrictions on transfer. Each SMP may not transfer its High Performance Units until after the relevant Valuation Date, and then only to its participants or to one of their family members (or a family-owned entity). Individuals may not transfer new High Performance Units except to a family member (or a family-owned entity) or in the event of death or disability.

         The new High Performance Units are not convertible into Common Stock. However, in the event of a change of control of the Company, holders of the new High Performance Units will have redemption rights similar to those of holders of OP Units. Upon the occurrence of a change of control, any holder of the new High Performance Units may, subject to certain restrictions, require the Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to their market value at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the Operating Partnership's obligation to pay the redemption price is subject to the prior right of the Company to acquire such High Performance Units in exchange for an equal number of shares of Common Stock (subject to certain adjustments).

         Although the Company does not believe that the sale of the new High Performance Units will have an anti-takeover effect, the High Performance Units could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the sale of the new High Performance Units with the intention of discouraging any such attempt.

         If the Company's Total Return over the Measurement Period exceeds 115% of the Total Return of the Morgan Stanley Dean Witter REIT Index and exceeds the Minimum Return (11.0% over one year, 23.2% over two years, and 36.8% over three years), then the holders of new High Performance Units could be entitled to a significant percentage of future distributions made by the Operating Partnership. This would have a dilutive effect on future earnings per share of Common Stock, and on the Company's equity ownership in the Operating Partnership after the Valuation Date if one assumes that the fact of the High Performance Units program did not have an offsetting incentive effect that resulted in increased earnings. However, the maximum dilutive effect for the three classes of High Performance Units will be 0.5%, 1.0% and 1.5% for the Class II Units, Class III Units and Class IV Units, respectively, of the number of shares of Common Stock and OP units outstanding, on a fully diluted basis, on the relevant Valuation Date. In the future, any new High Performance Units with a three year valuation period are expected to limit dilution to 1%.

         The following table sets forth the cumulative Total Returns of the Company Common Stock and the Morgan Stanley Dean Witter REIT Index, respectively, for each year in the period from January 1, 1998 through December 31, 2000. However, such historical results are not necessarily indicative of future performance.

                                                                                As of December 31,
                                                                        1998           1999            2000

Cumulative Total Return of Company Common Stock                           7.77%          22.71%          59.24%
Cumulative Total Return of Morgan Stanley Dean Witter REIT Index        (16.83)%        (20.69)%          0.58%
Minimum Total Return                                                      9.14%          19.11%          30.00%
Excess (Outperformance) Return                                            0.00%           3.60%          29.24%
Weighted Average Market Value of Outstanding Equity (millions)       $ 1,926.3       $ 2,327.7       $ 2,623.0
Excess (Outperformance) Shareholder Value Added (millions)                None       $    83.8       $   767.0
Value of Class I Units (millions)                                         None       $    12.6       $   115.0

         The tables below illustrate the value of the Class II (Table 1.), Class III (Table 2.) and Class IV Units (Table 3.) on the relevant Valuation Date under different circumstances. Each table demonstrates the value of that class of High Performance Units at given prices for Common Stock and the total return calculated at that price compared to both the Minimum Return and 115% of the peer group total return. For purposes of this illustration, the "value" the Class II, Class III and Class IV Units is calculated by multiplying (a) 5% of the Outperformance Shareholder Return, by (b) the weighted average market value of the Company's equity capitalization (including Common Stock and OP Units not held by the Company) over the Measurement Period. Also this determination of value does not represent the actual fair market value of the High Performance Units on the Valuation Date because the High Performance Units are subject to substantial restrictions on transfer and, in the absence of a change of control, do not entitle the holders thereof to any redemption rights. Except as otherwise indicated, it is assumed, for purposes of the illustration, that: (i) the Valuation Date is January 1: 2002 (for the Class II Units), 2003 (for the Class III Units) and 2004 (for the Class IV Units); (ii) the Peer Group Index has an annual Total Return of: 11% (for the Class II Units), 23.2% (for the Class III Units) and 36.8% (for the Class IV Units); and (iii) the weighted average market value of outstanding equity (Common Stock and OP Units not held by the Company) during the Measurement Period is $3.979 billion.

         The tables below are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return of the Common Stock relative to the Total Return of the Morgan Stanley Dean Witter REIT Index, and the market value of the average outstanding equity of the Company during the Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and the dividend policy of the Company.

TABLE 1.


         Class II High Performance Partnership Units - One Year Program
                   Valuation Analysis as of December 31, 2001
--------------------------------------------------------------------------------


       5,000 CLASS II HIGH PERFORMANCE PARTNERSHIP UNITS
     $1,275 CASH PROCEEDS TO COMPANY FROM INITIAL INVESTMENT (THOUSANDS)(1)


                                                                                                                       OP Unit
                                 115%                                       Out-        Value of                     Dilution as a
                                 MSDW                      Average       performance       High                      Percentage of
            AIMCO             REIT Index     Out-           Market       Shareholder    Performance      OP Unit     Total Diluted
  Stock     Total    Minimum     Total    performance   Capitalization   Value Added       Units         Dilution       Shares
  Price   Return(2)  Return     Return     Return(3)    (thousands)(4)  (thousands)(5) (thousands)(6) (thousands)(7) Outstanding(8)
  -----   ---------  -------  ----------  -----------  ---------------- -------------- -------------- -------------- --------------

 $50.00     9.84%     11.00%                  0.00%       $3,978,939     $      --        $     3            --          0.00%
                                 12.65%       0.00%        3,978,939            --              3            --          0.00%

  50.55    10.98%     11.00%                  0.00%        3,978,939            --              3            --          0.00%
                                 12.65%       0.00%        3,978,939            --              3            --          0.00%

  51.00    11.91%     11.00%                  0.91%        3,978,939        36,235          1,812            36          0.04%
                                 12.65%       0.00%        3,978,939            --              3            --          0.00%

  52.00    13.98%     11.00%                  2.98%        3,978,939       118,512          5,926           114          0.11%
                                 12.65%       1.33%        3,978,939        52,860          2,643            51          0.05%

  54.00    18.11%     11.00%                  7.11%        3,978,939       283,067         14,153           262          0.26%
                                 12.65%       5.46%        3,978,939       217,415         10,871           201          0.20%

  56.00    22.25%     11.00%                 11.25%        3,978,939       447,622         22,381           400          0.40%
                                 12.65%       9.60%        3,978,939       381,970         19,098           341          0.34%

  58.00    26.39%     11.00%                 15.39%        3,978,939       612,177         28,769           496          0.50%(9)
                                 12.65%      13.74%        3,978,939       546,525         27,326           471          0.47%

  60.00    30.52%     11.00%                 19.52%        3,978,939       776,732         29,762           496          0.50%(9)
                                 12.65%      17.87%        3,978,939       711,080         29,762           496          0.50%(9)


(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Value of High Performance Units" from $1,274,854 which is the purchase price of 5,000 Class II Units.

(2) AIMCO Total Return is calculated as follows: ((Stock Price + 2001 Annual Dividend) - $48.36) / $48.36, where 2001 Annual Dividend equals $3.12.

(3) "Outperformance Return" is the amount, if any, by which the total return of the AIMCO Class A Common Stock over the measurement period exceeds the Minimum Return or 115% of the MSDW REIT Index Total Return.

(4) Assumes the market value of outstanding equity (AIMCO Class A Common Stock and Common OP Units) at December 31, 2000 throughout the measurement period.


(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.


(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 OP Units. The initial investment of $1,274,854 for the Class II Units will continue to be treated as contributed equity on the balance sheet of the Partnership.

(7) The "OP Unit Dilution" is calculated by dividing the Value of High Performance Units by the stock price at the end of the period.

(8) "OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding" is calculated by dividing the OP Unit Dilution by the total weighted-average diluted shares outstanding as of December 31, 2000.

(9) The maximum dilution for the Class II Units is 0.50% of the total weighted-average diluted units outstanding.

TABLE 2.


        Class III High Performance Partnership Units - Two Year Program
                   Valuation Analysis as of December 31, 2002
--------------------------------------------------------------------------------


    5,000 CLASS III HIGH PERFORMANCE PARTNERSHIP UNITS
   $1,793 CASH PROCEEDS TO COMPANY FROM INITIAL INVESTMENT (THOUSANDS)(1)


                                                                                                                        OP Unit
                                 115%                                       Out-        Value of                     Dilution as a
                                 MSDW                      Average       performance       High                      Percentage of
            AIMCO             REIT Index     Out-           Market       Shareholder    Performance      OP Unit     Total Diluted
  Stock     Total    Minimum     Total    performance   Capitalization   Value Added       Units         Dilution        Shares
  Price   Return(2)  Return     Return     Return(3)    (thousands)(4)  (thousands)(5) (thousands)(6) (thousands)(7) Outstanding(8)
  -----   ---------  -------  ----------  -----------  ---------------- -------------- -------------- -------------- --------------

  $50.00   17.03%    23.20%                  0.00%         $3,978,939      $        0      $     3           --           0.00%
                                26.68%       0.00%          3,978,939              --            3           --           0.00%

   53.00   23.24%    23.20%                  0.04%          3,978,939           1,403           70            1           0.00%
                                26.68%       0.00%          3,978,939              --            3           --           0.00%

   56.00   29.44%    23.20%                  6.24%          3,978,939         248,235       12,412          222           0.22%
                                26.68%       2.76%          3,978,939         109,768        5,488           98           0.10%

   59.00   35.64%    23.20%                 12.44%          3,978,939         495,068       24,753          420           0.42%
                                26.68%       8.96%          3,978,939         356,601       17,830          302           0.30%

   62.00   41.85%    23.20%                 18.65%          3,978,939         741,900       37,095          598           0.60%
                                26.68%      15.17%          3,978,939         603,433       30,172          487           0.49%

   65.00   48.05%    23.20%                 24.85%          3,978,939         988,733       49,437          761           0.77%
                                26.68%      21.37%          3,978,939         850,266       42,513          654           0.66%

   68.00   54.25%    23.20%                 31.05%          3,978,939       1,235,565       61,778          909           0.92%
                                26.68%      27.57%          3,978,939       1,097,098       54,855          807           0.81%

   71.00   60.46%    23.20%                 37.26%          3,978,939       1,482,398       70,436          992           1.00%(9)
                                26.68%      33.78%          3,978,939       1,343,931       67,197          946           0.95%

   73.00   64.59%    23.20%                 41.39%          3,978,939       1,646,953       72,420          992           1.00%(9)
                                26.68%      37.91%          3,978,939       1,508,486       72,420          992           1.00%(9)


(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Value of High Performance Units" from $1,792,764 which is the purchase price of 5,000 Class III Units.

(2) AIMCO Total Return is calculated as follows: ((Stock Price + 2001 Annual Dividend + 2002 Annual Dividend) - $48.36) / $48.36, where 2001 Annual Dividend equals $3.12 and 2002 Annual Dividend equals $3.48. The 2002 Annual Dividend includes an 11.4% increase over 2001.

(3) "Outperformance Return" is the amount, if any, by which the total return of the AIMCO Class A Common Stock over the measurement period exceeds the Minimum Return or 115% of the MSDW REIT Index Total Return.

(4) Assumes the market value of outstanding equity (AIMCO Class A Common Stock and Common OP Units) at December 31, 2000 throughout the measurement period.


(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.


(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 OP Units. The initial investment of $1,792,764 for the Class III Units will continue to be treated as contributed equity on the balance sheet of the Partnership.

(7) The "OP Unit Dilution" is calculated by dividing the Value of High Performance Units by the stock price at the end of the period.

(8) "OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding" is calculated by dividing the OP Unit Dilution by the total weighted-average diluted shares outstanding as of December 31, 2000.

(9) The maximum dilution for the Class III Units is 1.00% of the total weighted-average diluted units outstanding.

TABLE 3.



        Class IV High Performance Partnership Units - Three Year Program
                   Valuation Analysis as of December 31, 2003
--------------------------------------------------------------------------------


      5,000 CLASS IV HIGH PERFORMANCE PARTNERSHIP UNITS
     $1,793 CASH PROCEEDS TO COMPANY FROM INITIAL INVESTMENT (THOUSANDS)(1)

                                                                                                                        OP Unit
                                 115%                                       Out-        Value of                     Dilution as a
                                 MSDW                      Average       performance       High                      Percentage of
            AIMCO             REIT Index     Out-           Market       Shareholder    Performance      OP Unit     Total Diluted
  Stock     Total    Minimum     Total    performance   Capitalization   Value Added       Units         Dilution        Shares
  Price   Return(2)  Return     Return     Return(3)    (thousands)(4)  (thousands)(5) (thousands)(6) (thousands)(7) Outstanding(8)
  -----   ---------  -------  ----------  -----------  ---------------- -------------- -------------- -------------- --------------

  $53.00   31.25%     36.80%                 0.00%        $3,978,939       $        0     $      3           --           0.00%
                                42.32%       0.00%         3,978,939               --            3           --           0.00%

   56.00   37.45%     36.80%                 0.65%         3,978,939           25,834        1,292           23           0.02%
                                42.32%       0.00%         3,978,939               --            3           --           0.00%

   57.00   39.52%     36.80%                 2.72%         3,978,939          108,111        5,406           95           0.10%
                                42.32%       0.00%         3,978,939               --            3           --           0.00%

   63.00   51.92%     36.80%                15.12%         3,978,939          601,776       30,089          478           0.48%
                                42.32%       9.60%         3,978,939          382,139       19,107          303           0.31%

   69.00   64.33%     36.80%                27.53%         3,978,939        1,095,441       54,772          794           0.80%
                                42.32%      22.01%         3,978,939          875,804       43,790          635           0.64%

   75.00   76.74%     36.80%                39.94%         3,978,939        1,589,106       79,455        1,059           1.07%
                                42.32%      34.42%         3,978,939        1,369,469       68,473          913           0.92%

   81.00   89.14%     36.80%                52.34%         3,978,939        2,082,771      104,139        1,286           1.30%
                                42.32%      46.82%         3,978,939        1,863,134       93,157        1,150           1.16%

   87.00  101.55%     36.80%                64.75%         3,978,939        2,576,436      128,822        1,481           1.49%
                                42.32%      59.23%         3,978,939        2,356,798      117,840        1,354           1.37%

   93.00  113.96%     36.80%                77.16%         3,978,939        3,070,101      138,391        1,488           1.50%(9)
                                42.32%      71.64%         3,978,939        2,850,463      138,391        1,488           1.50%(9)

(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Value of High Performance Units" from $1,792,764 which is the purchase price of 5,000 Class IV Units.

(2) AIMCO Total Return is calculated as follows: ((Stock Price + 2001 Annual Dividend + 2002 Annual Dividend + 2003 Annual Dividend) - $48.36) / $48.36, where 2001 Annual Dividend equals $3.12, 2002 Annual Dividend equals $3.48 and 2003 Annual Dividend equals $3.87. The 2002 and 2003 Annual Dividends include an 11.4% increase over 2001 and 2002, respectively.

(3) "Outperformance Return" is the amount, if any, by which the total return of the AIMCO Class A Common Stock over the measurement period exceeds the Minimum Return or 115% of the MSDW REIT Index Total Return.

(4) Assumes the market value of outstanding equity (AIMCO Class A Common Stock and Common OP Units) at December 31, 2000 throughout the measurement period.


(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.


(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 OP Units. The initial investment of $1,792,764 for the Class IV Units will continue to be treated as contributed equity on the balance sheet of the Partnership.

(7) The "OP Unit Dilution" is calculated by dividing the Value of High Performance Units by the stock price at the end of the period.

(8) "OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding" is calculated by dividing the OP Unit Dilution by the total weighted-average diluted shares outstanding as of December 31, 2000.

(9) The maximum dilution for the Class IV Units is 1.50% of the total weighted-average diluted units outstanding.

         Pursuant to Section 312.03 of the New York Stock Exchange listing requirements, the affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the sale of the new High Performance Units. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the sale of the new High Performance Units.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SALE OF
                          THE HIGH PERFORMANCE UNITS.

                         BOARD OF DIRECTORS AND OFFICERS

         The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board of Directors are set forth below.


NAME                       AGE      FIRST ELECTED                    POSITION
----                       ---      -------------                    --------

Terry Considine            54         July 1994       Chairman of the Board of Directors and
                                                           Chief Executive Officer

Peter K. Kompaniez         56         July 1994       Vice Chairman of the Board of Directors and
                                                           President

Harry G. Alcock            38        October 1999     Executive Vice President and
                                                           Chief Investment Officer

Joel F. Bonder             52       December 1997     Executive Vice President, General Counsel and
                                                           Secretary

Joseph DeTuno              56       February 2001     Executive Vice President - Redevelopment

Patrick J. Foye            44          May 1998       Executive Vice President

Lance J. Graber            40        October 1999     Executive Vice President - Acquisitions

Steven D. Ira              51         July 1994       Co-Founder and Executive Vice President -
                                                           Property Operations

Paul J. McAuliffe          44       February 1999     Executive Vice President and
                                                           Chief Financial Officer

Ronald D. Monson           44       February 2001     Executive Vice President and
                                                           Head of Property Operations

James N. Bailey            54         June 2000       Director

Richard S. Ellwood         69         July 1994       Director, Chairman of the Audit Committee

J. Landis Martin           55         July 1994       Director, Chairman of the Compensation
                                                           Committee

Thomas L. Rhodes           61         July 1994       Director


         The following is a biographical summary of the experience of the current directors and executive officers of the Company for the past five years or more.


         Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of the Company since July 1994. Mr. Considine serves as Chairman and Chief Executive Officer of American Land Lease, Inc., another public real estate investment trust and successor to Asset Investors Corporation and Commercial Assets, Inc. Mr. Considine devotes his time to his responsibilities at AIMCO on a full time basis, and the balance to American Land Lease, Inc.


         Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman of the Board of Directors since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated ("NHP"), after it was acquired by the Company in December 1997.

         Harry G. Alcock. Mr. Alcock served as a Vice President of the Company from July 1996 to October 1997, when he was promoted to Senior Vice President-Acquisitions. Mr. Alcock served as Senior Vice President-Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment Officer. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994.

         Joel F. Bonder. Mr. Bonder was appointed Executive Vice President, General Counsel and Secretary of the Company in December 1997. Prior to joining the Company, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until it was acquired by the Company in December 1997.

         Joseph DeTuno. Mr. DeTuno was appointed Executive Vice President-Redevelopment of the Company in February 2001. Mr. DeTuno has been Senior Vice President-Property Redevelopment of the Company since August 1997. Mr. DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company which he founded in 1990.

         Patrick J. Foye. Mr. Foye was appointed Executive Vice President of the Company in May 1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining the Company, Mr. Foye was a Merger and Acquisitions Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council.

         Lance J. Graber. Mr. Graber was appointed Executive Vice
President-Acquisitions of the Company in October 1999. His principal business function is acquisitions. Prior to joining the Company, Mr. Graber was a Director at Credit Suisse First Boston from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties.

         Steven D. Ira. Mr. Ira is a Co-Founder of the Company and has served as Executive Vice President - Property Operations since July 1994. From 1987 until July 1994, he served as President of Property Asset Management.


         Paul J. McAuliffe. Mr. McAuliffe has been Executive Vice President of the Company since February 1999 and was appointed Chief Financial Officer in October 1999. From May 1996 until he joined the Company Mr. McAuliffe was Senior Managing Director of Secured Capital Corp.


         Ronald D. Monson. Mr. Monson was promoted to Executive Vice President and Head of Property Operations in February 2001. He served as Regional Vice President of the Company from March 1997 to May 1998, when he was promoted to Senior Vice President of the Midwest Division. Mr. Monson served as Senior Vice President of the Midwest Division until January 1999, when he was appointed Senior Vice President of the Far West Division. From April 1994 to February 1997, Mr. Monson was a Regional Vice President for Great Atlantic Property Management.

         James N. Bailey. Mr. Bailey was appointed a Director of the Company in June 2000 and is currently a member of the Audit and Compensation Committees. Mr. Bailey is co-founder of Cambridge

Associates, LLC, founded in 1974, and co-founder, Treasurer and Director of: The Plymouth Rock Company, founded in 1984; Direct Response Corporation, founded in 1996; and Homeowner's Direct Corporation, founded in 1996; all U.S. personal lines insurance companies. In addition, he has served as a Trustee and member of the Investment Committee of the New England Aquarium since 1996. He has also been a member of a number of Harvard University alumni affairs committees, including, since 1990, the Overseers Nominating Committee and, since 1990, The Harvard Endowment Committee. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.


         Richard S. Ellwood. Mr. Ellwood was appointed a Director of the Company in July 1994. Mr. Ellwood is currently Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

         J. Landis Martin. Mr. Martin was appointed a Director of the Company in July 1994 and became Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a member of the Audit Committee. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium since 1987 and Chief Executive Officer since January, 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International Corporation, a telecommunications company.

         Thomas L. Rhodes. Mr. Rhodes was appointed a Director of the Company in July 1994 and is currently a member of the Audit and Compensation Committees. Mr. Rhodes has served as the President and Director of National Review magazine since November 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Vice Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and American Land Lease, Inc. and serves as a Director of Delphi Financial Corporation and its subsidiaries. He also serves as a Director of Delphi International, Ltd and Oracle Reinsurance Company.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors held five meetings during the year ended December 31, 2000. During 2000, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors upon which he served. The Board of Directors has established standing audit and compensation committees. There is no standing nominating committee.

         Audit Committee. The Audit Committee currently consists of the four Independent Directors: Messrs. Ellwood (Chairman), Bailey, Martin, and Rhodes. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Each member of the Audit Committee is independent, as that term is defined in the listing standards of the New York Stock Exchange relating to audit committees. The Audit Committee held two meetings during the year ended December 31, 2000.

         Compensation Committee. The Compensation Committee currently consists of the Independent Directors: Messrs. Martin (Chairman), Bailey, Ellwood, and Rhodes. The Compensation Committee determines and reports to the Board of Directors regarding compensation for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee met once in 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Martin (Chairman), Bailey, Ellwood and Rhodes. Mr. Rhodes is Vice Chairman and a Director of American Land Lease, Inc. Mr. Considine, the Chairman of the Board and Chief Executive Officer of the Company, is also Chairman and Chief Executive Officer of American Land Lease, Inc.

COMPENSATION OF DIRECTORS

         In 2000, the Company paid the Independent Directors an annual fee of 1,000 shares of the Company's Common Stock, a fee of $1,000 for attendance at each in-person meeting of the Board of Directors, $750 for each in-person meeting of any committee thereof, and $750 for each telephonic meeting of the Board of Directors or any committee thereof. Compensation for the Independent Directors in 2001 will be an annual fee of 1,500 shares of Common Stock, a fee of $1,000 for attendance at each meeting of the Board of Directors, and $1,000 for each meeting of any committee thereof. This amount may be modified after further review by the Company. Directors who are not Independent Directors do not receive directors' fees.

         Pursuant to The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates, each Independent Director, upon joining the Board of Directors, received an initial grant of an option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. On June 5, 2000 Mr. Bailey was granted an option to acquire 3,000 shares of Common Stock. Following the annual meeting of stockholders in 2000, each Independent Director received an option to purchase up to 3,000 shares of Common Stock. Following the annual meeting of stockholders in 2001, each independent Director will receive an option to purchase up to 10,000 shares of Common Stock. The options have purchase prices equal to the market price of the shares on the day prior to the date of grant and vest one year after the date of grant.

                     AUDIT COMMITTEE REPORT TO STOCKHOLDERS

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter is included as Appendix A hereto.


         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.


         The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2000.

         None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee has also determined that provision by Ernst & Young LLP of financial information systems design and implementation and other non-audit services is compatible with maintaining Ernst & Young LLP's independence. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

Date: May 7, 2001
       RICHARD S. ELLWOOD (CHAIR)
       JAMES N. BAILEY
       J. LANDIS MARTIN
       THOMAS L. RHODES

         The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information available to the Company, as of March 8, 2001, with respect to equity securities of the Company or any of its subsidiaries (other than directors qualifying shares) beneficially owned by (i) each director and nominee, the chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers") who were serving as of December 31, 2000, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 8, 2001, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table does not reflect options that are not exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, unless otherwise specified.


                                                           NUMBER OF       PERCENTAGE OF     NUMBER OF       PERCENTAGE
                                                           SHARES OF       COMMON STOCK    PARTNERSHIP    OWNERSHIP OF THE
NAME AND ADDRESS OF BENEFICIAL OWNER                    COMMON STOCK(1)   OUTSTANDING(2)     UNITS(3)        COMPANY(4)
------------------------------------                    ---------------   --------------   -----------    ----------------

Directors & Executive Officers:

  Terry Considine...............................           3,382,374(5)        4.6%        2,406,033(6)           6.9%

  Peter K. Kompaniez............................           1,140,501(7)        1.6%          348,375(8)           1.8%

  Harry Alcock..................................              87,245(9)          *            47,682(10)            *

  Patrick J. Foye...............................             293,472(11)         *            17,484(12)            *

  Paul McAuliffe................................              91,295(13)         *             6,358(14)            *

  Richard S. Ellwood............................              25,325(15)         *                --                *

  J. Landis Martin..............................              23,500(16)         *            34,391(17)            *

  Thomas L. Rhodes..............................              52,100(18)         *            34,365(19)            *

  James N. Bailey...............................               1,500             *                --                *

  All directors and executive
     officers as a group (13 persons)...........           5,857,064(20)       7.9%        3,164,100(21)         10.6%

5% or Greater Holders:

FMR Corp........................................           5,309,975(22)       7.4%               --              6.5%
  82 Devonshire Street
  Boston, Massachusetts 02109

Security Capital Preferred Growth
    Incorporated................................           5,102,410(23)       6.8%               --              6.2%
    11 South LaSalle Street, Second Floor
    Chicago, Illinois 60603

General Electric Capital Services, Inc..........           4,594,300(24)       6.0%               --              5.6%
    260 Long Ridge Road
    Stamford, Connecticut 06927

Cohen & Steers Capital Management, Inc..........           3,911,300(25)       5.5%               --              4.8%
  757 Third Avenue
  New York, New York 10017

LaSalle Investment Management (Securities), LP..           3,872,831(26)       5.4%               --              4.7%
  200 East Randolph Drive
  Chicago, Illinois 60601


*        Less than 1.0%

(1) Excludes shares of Common Stock issuable upon redemption of OP Units or Class I Units

(2) Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock which may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3) Through wholly owned subsidiaries, the Company acts as general partner of, and, as of March 8,2001, holds approximately 90% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for Common Stock (without regard to the ownership limit set forth in AIMCO's Charter) these shares of Common Stock would constitute approximately 12% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are not convertible into Common Stock. However, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of OP Units.

(4) Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 8,333,687 OP Units and 2,379,084 Class I Units outstanding as of March 8, 2001, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, AIMCO's ownership limit and, in the case of Class I Units, the absence of a change of control). See footnote 3 above. Excludes Partnership Preferred Units issued by the Operating Partnership and AIMCO preferred stock.

(5) Includes 114,681 shares held by entities in which Mr. Considine holds sole voting and investment power, 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, 98,955 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power, for which Mr. Considine disclaims beneficial ownership, and 80,000 shares held by Titaho Limited Partnership RLLLP ("Titaho"), a Registered Limited Liability Limited Partnership in which Mr. Considine's brother is the trustee for the sole general partner. Mr. Considine disclaims any current beneficial ownership interest in Titaho, and 1,222,978 shares held by Titahotwo, RLLP ("Titahotwo"), a Registered Limited Liability Partnership in which Mr. Considine serves as General Partner and owns 1%. Also includes 1,564,000 shares subject to options held by Titaho that are exercisable within 60 days for which Mr. Considine disclaims beneficial ownership.

(6) Includes 816,661 OP Units and 1,589,372 Class I Units which represent 9.8% of OP Units outstanding and 66.8% of Class I Units outstanding, respectively. The 816,661 OP Units include 192,374 OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by Titahotwo, and 157,698 OP Units held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo.

(7) Includes 490,600 shares subject to options that are exercisable within 60 days.

(8) Includes 30,500 OP Units and 317,875 Class I Units which represent 0.4% of OP Units outstanding and 13.4% of Class I Units outstanding respectively. The Class I Units include 158,938 units held by two trusts established by Mr. Kompaniez for his children for which he serves as trustee and disclaims beneficial ownership.

(9) Includes 63,000 shares subject to options that are exercisable within 60 days.

(10) Represents Class I Units, which represent 2% of all Class I Units outstanding.

(11) Includes 165,000 shares subject to options that are exercisable within 60 days. Does not include 3,300 shares of Class K Convertible Cumulative Preferred Stock which represent less than 1% of the class outstanding.

(12) Represents Class I Units, which constitute less than 1% of the class outstanding.

(13) The officer also beneficially owns: 2,000 shares of Class C Cumulative Preferred Stock; 3,800 shares of Class D Cumulative Preferred Stock; and 2,000 shares of Class G Cumulative Preferred Stock each of which represents less than 1% of the class outstanding.

(14) Represents Class I Units, which constitute less than 1% of the class outstanding.

(15) Includes 10,500 shares subject to options that are exercisable within 60 days.

(16) Includes 6,000 shares subject to options that are exercisable within 60 days.

(17) Includes 26 OP Units and 34,365 Class I Units, each of which represent less than 1% of the class outstanding.

(18) Includes 6,000 shares subject to options that are exercisable within 60 days and 4,900 shares held by The Rhodes Foundation for which Mr. Rhodes disclaims beneficial ownership. The director also beneficially owns: 11,000 shares of Class C Cumulative Preferred Stock, and 3,100 shares of Class D Cumulative Preferred Stock, each of which represents less than 1% of the class outstanding.

(19) Represents Class I Units, which constitute less than 1% of the class outstanding.

(20) Includes 2,591,417 shares subject to options that are exercisable within 60 days. Does not include: 13,000 shares of Class C Cumulative Preferred Stock; 13,150 shares of Class D Cumulative Preferred Stock; 2,000 shares of Class G Cumulative Preferred Stock or 3,300 shares of Class K Convertible Cumulative Preferred Stock, owned by directors and officers, each of which represent less than 1% of all shares of the class outstanding.

(21) Includes 943,801 OP Units and 2,220,299 Class I Units, which represent 11.3% of OP Units outstanding and 93.3% of Class I Units outstanding, respectively.

(22)     FMR Corp. has shared voting power as to 4,124,475 shares.

(23) Includes: 1,085,480 shares of Common Stock; 419,471 shares of Class B Cumulative Convertible Preferred Stock which are convertible into 1,377,572 shares of Common Stock; 1,904,762 shares of Class O Cumulative Convertible Preferred Stock which are convertible into 1,904,762 shares of Common Stock; and 1,234,200 shares of Class K Convertible Cumulative Preferred Stock which are convertible into 734,596 shares of Common Stock.

(24) Includes: 5,000,000 shares of Class L Convertible Cumulative Preferred Stock which are convertible into 2,689,500 shares of Common Stock; and 4,000,000 shares of Class N Convertible Cumulative Preferred Stock which are convertible into 1,904,800 shares of Common Stock. General Electric Capital Services, Inc. has shared voting and dispositive power as to 9,000,000 of such shares.

(25) Cohen & Steers Capital Management, Inc. has shared voting power as to 615,100 of such shares.

(26) LaSalle Investment Management (Securities) L.P. has shared voting power as to 3,351,664 of such shares and shared dispositive power as to 3,474,767 of such shares.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid for each of the three fiscal years ended December 31, 2000 to the Company's Chief Executive Officer and each of the Named Executive Officers.


                                                                                                    LONG TERM
                                                                                                COMPENSATION(1)(2)
                                                                                                ------------------
                                                                                                   SECURITIES
                                         ANNUAL COMPENSATION                       RESTRICTED   UNDERLYING STOCK
                                       ------------------------   OTHER ANNUAL       STOCK        OPTIONS/SARS        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)    BONUS($)(3)  COMPENSATION($)  AWARDS($)(4)      AWARDS(#)      COMPENSATION($)
---------------------------    -----   ---------    -----------  ---------------  ------------  ------------------ ---------------

Terry Considine............     2000   $ 275,000          None       None              None          200,000           None
  Chairman of the Board of      1999     275,000    $1,275,000       None              None          385,294           None
  Directors and Chief           1998     275,000     1,025,000       None              None          150,000           None
  Executive Officer

Peter K. Kompaniez.........     2000   $ 235,000          None       None              None          200,000           None
  President and Vice
  Chairman                      1999     235,000      $985,000       None              None           75,000           None
                                1998     235,000       735,000       None              None           75,000           None

Harry Alcock...............     2000   $ 200,000          None       None          $400,000           20,000           None
  Executive Vice-President      1999     180,000      $280,000       None              None           35,529           None
  and Chief Investment          1998     150,000       200,000       None              None           11,644           None
  Officer

Patrick J. Foye(5).........     2000   $ 225,000          None       None        $2,000,000             None
  Executive Vice                1999     225,000      $400,000       None         1,000,000           29,412
  President                     1998     135,600       400,000       None              None          375,000           None

Paul McAuliffe(6)..........     2000   $ 200,000          None       None        $1,200,000           20,000           None
  Executive Vice President      1999     166,667      $300,000       None         1,000,000          223,529           None
  and Chief Financial           1998          --            --         --                --               --             --
  Officer


(1) Excludes 78,948 shares and 64,865 shares of Common Stock underlying options granted to Messrs. Foye and McAuliffe, respectively, from 1998 to 1999, which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Related Transactions - Stock Purchase Loans."

(2) Options were awarded in January 1999, 2000 and 2001, respectively, in respect of 1998, 1999 and 2000 fiscal years.

(3) Includes all Discretionary and Incentive cash compensation earned by the Named Executive Officers.

(4) The value of the restricted stock awards at the end of the last fiscal year is $1,248,438, and $1,248,438 for Messrs. Foye and McAuliffe, respectively. Such value is determined by the market price, $49.9375, for the stock at the last day of the fiscal year. The number of restricted stock awards held by Messrs. Foye and McAuliffe at the end of the last fiscal year is 25,000 shares, and 25,000 shares, respectively. Restrictions lapse on the second (40%), third (20%), fourth (20%) and fifth (20%) anniversaries of the 1999 restricted stock awards of Messrs. Foye and McAuliffe and ratably over three years for the 2000 restricted stock awards of Messrs. Alcock, Foye and McAuliffe. The restricted stock awards in consideration of 2000 to Messrs. Alcock, Foye and McAuliffe, 8,398 shares, 41,990 shares and 25,194 shares, respectively, will be issued on May 1, 2001. Holders of Restricted Stock Awards are entitled to receive the dividends thereto commencing on the date of grant.

(5)      Mr. Foye was not an employee of the Company prior to May 1998.

(6)      Mr. McAuliffe was not an employee of the Company prior to February
         1999.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


         Information on options granted in 2001 for the 2000 fiscal year to the Named Executive Officers is set forth in the following table.


                                              INDIVIDUAL GRANTS(1)
                               ----------------------------------------------------
                                                 % OF
                                                 TOTAL
                                               OPTIONS/
                                                 SARS                                   POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF      GRANTED                                 ASSUMED ANNUAL RATES OF STOCK
                                SECURITIES        TO                                    PRICE APPRECIATION FOR OPTION
                                UNDERLYING     EMPLOYEES   EXERCISE OR                             TERM(2)
                               OPTIONS/SARS    IN FISCAL      BASE      EXPIRATION      -----------------------------
NAME                            GRANTED(#)       YEAR      PRICE($/SH)     DATE            5%($)            10%($)
----                           ------------    ---------   -----------  -----------     -----------      ------------

Terry Considine...........        200,000        27.4%      $ 47.63      1/24/2011       $3,016,489      $10,445,817
Peter K. Kompaniez........        200,000        27.4%        47.63      1/24/2011        3,016,489       10,445,817
Harry Alcock..............         20,000         2.7%        47.63      1/24/2011          301,649        1,044,582
Patrick J. Foye...........           None        None          None           None             None             None
Paul J. McAuliffe.........         20,000         2.7%        47.63      1/24/2011          301,649        1,044,582


(1) Unless otherwise specified, options vest over three years. Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Stock Plan"), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive options granted under the 1997 Stock Plan equal the fair market value of a share of Common Stock on the date of grant. The exercise price of non-qualified options grouped under the 1997 Stock plan generally equals the fair market value of a share of common stock on the date of grant

(2) Assumed annual rates of stock price appreciation are set forth for illustrative purposes only. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not be realized.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

         Information on option exercises during 2000 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 2000 is set forth in the following table.


                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                       OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                                                        FY-END(#)(1)                   AT FY-END($)(2)
                               SHARES ACQUIRED      VALUE        ---------------------------     ---------------------------
NAME                            ON EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                           ---------------    -----------    -----------   -------------     -----------   -------------

Terry Considine...........          89,600         $1,286,400      1,016,000        2,381,694    $12,763,500    $27,145,525
Peter K. Kompaniez........           2,400             70,350        326,800          839,800      4,118,825      8,032,138
Harry Alcock..............           6,069            158,688         42,000          130,473        527,625      1,354,267
Patrick J. Foye...........            None               None           None          404,412           None      4,962,962
Paul J. McAuliffe.........            None               None           None          243,529           None      2,856,613


(1)      Includes: 200,000 shares, 200,000 shares, 20,000 shares and 20,000 shares subject to options granted to Messrs. Considine, Kompaniez, Alcock and McAuliffe, respectively, in January 2001.

(2) Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 2000 of $49.9375 per share.

                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

         The four members of the Board of Directors who are not members of management constitute the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer and the President; reviews and approves compensation of other corporate officers holding the title of Senior Vice President or above ("Other Senior Management" and together with the Chief Executive Officer and the President, "Senior Management"), reviews the general compensation and benefit practices of the Company; and administers the Company's stock option and other stock related plans.

         In conducting its review and in making its determination and granting approvals, the Committee considers various factors: the alignment of management financial awards with shareholder objectives for Total Return (dividend income plus share price appreciation); reasonability of compensation in consideration of all the facts, including Total Return, the size and complexity of the Company, and practices of other real estate investment trusts; and recruitment and retention of the Company's management.

         Compensation of Senior Management is comprised of Base Compensation, Discretionary Compensation and Incentive Compensation. The policy of the Compensation Committee is to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities; to utilize Discretionary Compensation, generally cash and in an amount not more than Base Compensation, to reward specific achievements; and to make the chief financial reward Incentive Compensation which is tied directly to the creation of shareholder value. The comparable companies reviewed by the Compensation Committee are among those included in the SNL indices used in the stock price performance graph on page 36 of this Proxy Statement.

         Base Compensation. The Compensation Committee determined 2000 Base Compensation for the Chief Executive Officer and for the President; reviewed and approved 2000 Base Compensation for Other Senior Management based upon the recommendation of the Chief Executive Officer and President; and considered such 2000 Base Compensation reasonable and in line with Company policy. The Base Compensation for Messrs. Considine and Kompaniez has been set to be equal or below the median compensation paid to executives with similar responsibilities at comparable companies reviewed by the Compensation Committee.

         Discretionary Compensation. For 2000, the Compensation Committee considered, among other things:

o AFFO and FFO per share increased to $4.37 and $4.81, respectively, an increase of 17% and 18%, respectively, over the prior year's results. Dividends per share increased from $2.80 to $3.12, an increase of 11% from the prior year.

o Total market capitalization increased to approximately $9.6 billion ($5.0 billion in equity capitalization) as of December 31, 2000 compared to approximately $7.2 billion ($3.8 billion in equity capitalization), as of December 31, 1999, an increase of 33%.

o 2000, acquisitions, in whole or in part, included approximately 179 properties, $1 billion invested, including 39,779 units.

o Property sales activity totaled approximately $573.5 million for the year, consisting of 64 apartment communities, 11 commercial properties and 4 land parcels.

o AIMCO's 2000 Total Return of 34.08% exceeded the Morgan Stanley Dean Witter REIT Index which had a return of 26.81%. On the basis of Total Return for 2000, AIMCO ranked fifth among apartment REITs of similar size.

o AIMCO Total Return for the last five years is 256.10%, or 29.08% on an annualized basis, exceeding the Morgan Stanley Dean Witter REIT Index of 62.07%, which is 10.13% annualized. For the same period AIMCO ranked first among its peer group.

         The Compensation Committee considered 2000 to be a year of strong performance by the Company. Recognizing Senior Management's contribution to this performance, the Compensation Committee approved Incentive Compensation consisting of options to purchase 200,000 shares of Common Stock each to Mr. Considine and to Mr. Kompaniez, and approved additional Discretionary Compensation of approximately $5.1 million to other Senior Management. The Incentive Compensation paid to Messrs. Considine and Kompaniez consisted entirely of 200,000 options each to purchase Common Stock at $47.63 per share, the closing price of the Company's Common Stock on January 23, 2001, the date prior to the award. The Compensation Committee valued the options at approximately $5.00 per underlying share, based on the advice of a nationally recognized independent investment bank that considered the exercise price, the terms of the options, the lack of transferability of the options, the vesting provisions (1/3 per year over three years), and the likely dividend rate on the underlying stock.

         Incentive Compensation. Beginning in 1997, the Compensation Committee decided to determine Incentive Compensation primarily by reference to "Excess Value Added", calculated as the amount, if any, by which the Company's Total Return exceeded that achieved by other real estate investment trusts (as measured by Morgan Stanley Dean Witter REIT Index), multiplied by the weighted average market value of the Company's stock and OP Units outstanding during the measurement period. Up to 15% of Excess Value Added is available for cash or stock option awards (valued using a modified Black Scholes formula applied by an investment banking firm).

         In 2000, the Company's Total Return was 34.08% which exceeded the 26.81% Total Return of the Morgan Stanley Dean Witter REIT Index; the Company's weighted average equity market value was approximately $3.2 billion; and Excess Value Added was approximately $234 million. The pool available for Incentive Compensation for 2000 was approximately $35 million (15% of the Excess Value Added).

         The Compensation Committee approved Senior Management receiving approximately $5.1 million in 2000 Incentive Compensation, $3.6 million paid in restricted stock grants vesting over the next three years (1/3 per year), and $1.5 million in options to acquire 690,000 shares, on the same terms and with the same pricing as those issued to Mr. Considine and Mr. Kompaniez.

         Chief Executive Officer and President. Terry Considine, the Company's Chief Executive Officer, and Peter Kompaniez, the Company's President, received the following compensation in 1997 through 2000:


                                               TERRY CONSIDINE                                   PETER KOMPANIEZ
                               ------------------------------------------------  ----------------------------------------------
                                  1997        1998        1999         2000         1997          1998       1999        2000
                               ----------   --------    ---------   -----------   --------      --------   --------    --------
Base Compensation..........    $  275,000   $275,000    $ 275,000   $   275,000   $235,000      $235,000   $235,000    $235,000
Discretionary
  Compensation.............       275,000    275,000      275,000          None    235,000       235,000    235,000        None
Incentive Compensation
  Cash.....................     1,785,000    750,000    1,000,000          None    565,000       500,000    750,000        None
  Options to purchase(1)...     2,740,000    150,000      385,294       200,000    815,000        75,000     75,000     200,000


(1) Reflects the number of shares underlying options. Excludes shares of common stock underlying options granted in 1997 through 2000, that were immediately exercised to purchase shares of common stock pursuant to the Company's leveraged stock purchase program.

Date: May 7, 2001
       J. LANDIS MARTIN (CHAIRMAN)
       JAMES N. BAILEY
       RICHARD S. ELLWOOD
       THOMAS L. RHODES

         The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                             EMPLOYMENT ARRANGEMENTS

         Each of Messrs. Considine and Kompaniez receive annual cash compensation pursuant to employment contracts with the Company. The initial two-year term of each of these contracts expired in July 1996 but the contracts are automatically renewed for successive one year terms unless the officer is terminated by the Company. The base salary payable under the employment contracts is subject to annual review and adjustment by the Compensation Committee. The base annual salaries of Messrs. Considine and Kompaniez were $275,000 and $235,000, respectively, for 2000. Each of Messrs. Considine and Kompaniez are also eligible for a bonus set by the Compensation Committee. See "Compensation Committee Report to Stockholders."

         The employment contracts provide that upon a change in control of the Company or a termination of employment under certain circumstances, the employee will be entitled to a payment equal to three times the average annual salary for the previous three years. The contracts provide that during the term of the contract and for one year thereafter in no event will the employees engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contracts provide that the employees will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares cumulative total returns for the Company's Common Stock ("AIMCO"), the Standard & Poor's 500 Total Return Index (the "S&P 500"),the NASDAQ, the SNL Residential REIT Index, the Morgan Stanley Dean Witter REIT Index and the Total Return of the Dow Jones Industrial Average from December 31, 1995 to December 31, 2000. The SNL Residential REIT Index was prepared by SNL Securities, an independent research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. The Morgan Stanley Dean Witter REIT Index is published by Morgan Stanley Dean Witter & Co. Incorporated, an investment banking company. The indices are weighted for all companies that fit the definitional criteria of the particular index and are calculated to exclude companies as they are acquired and add them to the index calculation as they become publicly traded companies. All companies of the definitional criteria in existence at the point in time presented are included in the index calculations. The graph assumes the investment of $100 in the Company's Common Stock and in each index on December 31, 1995, and that all dividends paid have been reinvested.

                                    [GRAPH]



                                                                   PERIOD ENDING
                                    ---------------------------------------------------------------------------
                                     12/31/95     12/31/96     12/31/97      12/31/98     12/31/99     12/31/00
                                    ---------    ---------     --------      --------     --------     --------

AIMCO.............................  $  100.00    $  158.06     $ 218.43      $ 238.49     $ 271.75     $ 364.07
S&P 500...........................     100.00       122.86       163.86        210.64       254.97       231.74
NASDAQ............................     100.00       123.04       150.69        212.51       394.94       237.68
SNL Residential REIT Index........     100.00       130.89       151.86        139.55       151.81       203.03
Morgan Stanley Dean
  Witter REIT Index...............     100.00       135.90       161.15        133.91       127.81       162.08
Dow Jones.........................     100.00       126.01       154.54        179.43       224.68       210.80


* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2000.

** Morgan Stanley Dean Witter ("MSDW") REIT Index

         The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time, the Company has entered into various transactions with certain of its executive officers and directors. The Company attempts to price such transactions based on fair market value, and believes that the transactions are on terms that are as favorable to the Company as could be achieved with unrelated third parties.

         High Performance Units. Effective January 1, 1998, the Operating Partnership sold to a limited liability company then owned by fourteen members of Senior Management (70% by a Considine family partnership, 14% owned by Mr. Kompaniez and 16% owned by twelve members of Senior Management) and then directors J. Landis Martin, Thomas Rhodes and John Smith, the Class I Units. The sale of Class I Units was ratified by stockholder vote at the Company's 1998 Annual Stockholders Meeting.

         Based upon the Company's actual 1998-2000 performance versus the Morgan Stanley Dean Witter REIT Index, and a 30% minimum return the Class I Units were valued at $115 million as of January 1, 2001 and thereafter entitled the holders thereof to receive distributions equal to those paid on approximately 2.4 million OP Units.

         Transactions with Management Companies. From time to time the Company has formed corporations (the "Management Companies") in which the Operating Partnership holds non-voting preferred stock and 100% of the voting stock is owned by certain of the executive officers of the general partner of the Operating Partnership and AIMCO (or entities controlled by them), including Messrs. Considine and Kompaniez. The Management Companies were formed to engage in businesses generally not permitted under the REIT provisions of the Internal Revenue Code. Although transactions between the Company and the Management Companies are not at arm's length, the Company believes that such transactions are at fair market value.

         After January 1, 2000, Messrs. Considine and Kompaniez, collectively, owned 1% of the outstanding stock (100% of the voting stock) of the following Management Companies: AIMCO/NHP Holdings, Inc. ("ANHI"), NHP Management Company ("NHPMC"), AIMCO/NHP Properties, Inc. ("ANPI") and NHP A&R Services, Inc. ("NHPAR"). All of Mr. Considine's ownership interests in these Management Companies are held through Tebet, L.L.C., a Colorado limited liability company of which he is the managing member ("Tebet") and Considine Investment Company ("CIC") which is wholly owned by Mr. Considine.

         Effective January 1, 2000, the Operating Partnership offset debt owed to NHPMC and ANHI, against amounts receivable from NHPMC and ANHI in the aggregate amounts of $255,510 and $619,336, respectively. In addition, the Operating Partnership repaid all of its debt owed to NHPAR and ANPI in the amounts of $1,894,326 and $538,621, respectively.

         Effective January 1, 2000, the Operating Partnership also contributed its 99% preferred stock holding in each of ANPI and NHPAR to NHPMC, and Messrs. Considine and Kompaniez contributed their collective 1% common stock holding in each of ANPI and NHPAR to NHPMC. As a result, NHPMC became the sole stockholder of both ANPI and NHPAR.

         Effective January 1, 2000, after NHPMC became the sole stockholder of ANPI, NHPMC paid the Operating Partnership a dividend of all of the stock of TAHF Funding Corp., a wholly owned subsidiary of ANPI, and all the stock of NHP-HDV Eleven, Inc., NHP-HDV Eighteen, Inc., and NHP-HDV Nineteen, Inc., three general partners of general partners of property owning partnerships.

         For the year ended December 31, 2000, Tebet and CIC, and Mr. Kompaniez have received dividends of approximately $23,800 and $6,000, respectively, on their shares of common stock of the Management Companies, and the Company has received dividends of $2,947,300 on its shares of preferred stock of the Management Companies.

         As of January 1, 2001, Tebet and Mr. Kompaniez each transferred to the Operating Partnership the remainder of their common stock holdings in ANHI; and CIC and Mr. Kompaniez each transferred to the Operating Partnership the remainder of their common stock holdings in NHPMC. As a result, the Operating Partnership increased its ownership interest in each of ANHI and NHPMC from 99% to 100%, and Tebet, CIC and Mr. Kompaniez eliminated their ownership interests in each of ANHI and NHPMC. The purchase price paid by the Operating Partnership for the interests in these companies acquired from Tebet and CIC was $1,303,800 and for the interests in NHPMC acquired from Mr. Kompaniez was $325,950. These purchase prices were determined by AIMCO's independent directors, based on a valuation done by an independent appraiser. In consideration for the transfers, the Operating Partnership assumed $98,305 of promissory notes that Tebet and CIC had issued to purchase their interests in NHPMC, and $24,575 of promissory notes that Mr. Kompaniez had issued to purchase his interests in NHPMC. In considerations for the transfers, the Operating Partnership also issued to Tebet and CIC 24,140 OP Units, and to Mr. Kompaniez 6,035 OP Units.

                              STOCK PURCHASE LOANS

         From time to time, the Company makes loans to its executive officers to finance their purchase of shares of Common Stock from the Company. During 2000, the Company sold 12,000 shares of Common Stock to Mr. Alcock and 13,148 shares of Common Stock to Mr. Monson for purchase prices of $462,000 and $506,198, respectively. In each case, the purchase price was equal to the closing price of the Common Stock on the New York Stock Exchange on the date of sale. In payment for such shares, Messrs. Alcock, and Monson executed notes payable to the Company bearing interest at 7.25% per annum, payable quarterly, and due in 2010. The following table sets forth certain information with respect to these loans to executive officers.


                                              HIGHEST AMOUNT    AMOUNT REPAID
                                                OWED DURING    SINCE INCEPTION   1/31/01
NAME                            INTEREST RATE      2000        (THRU 1/31/01)    BALANCE
----                            ------------- --------------   --------------- ------------

Terry Considine............          7.25%     $16,215,777      $20,039,112    $ 15,797,879
Peter K. Kompaniez.........          7.25%       3,761,392        4,055,059       1,944,941
Steven D. Ira..............          7.25%       2,886,620        3,093,710            None
Harry G. Alcock............          7.25%         883,034          257,602         777,609
Joel F. Bonder.............          7.00%       1,329,731           38,184       1,321,832
Joseph DeTuno..............          7.00%         469,863           35,268         460,725
Patrick J. Foye............          6.25%       2,859,682          386,323       2,613,701
Paul J. McAuliffe..........          7.00%       2,163,917          363,475       2,036,531
Ron D. Monson..............          7.00%         776,783          111,737         694,461
Lance Graber...............          6.25%       1,925,000             None       1,925,000
                                               -----------      -----------    ------------
                                               $33,271,799      $28,380,470    $ 27,572,679
                                               ===========      ===========    ============

                                  OTHER MATTERS

         Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

         Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2000, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 2000, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock.

         Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2002, must be received by the Company, marked to the attention of the Secretary, no later than January 24, 2002 to be included in the Company's Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to the Company for consideration at the Company's Annual Meeting of Stockholders to be held in 2002 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder's proposal in the Company's proxy materials) will be considered untimely if received by the Company after March 4, 2002.

         Other Business. The Company knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

         Available Information. The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

         The Company incorporates by reference additional documents that the Company may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Company has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

         If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

         Apartment Investment and Management Company
         2000 South Colorado Boulevard, Tower Two
         Suite 2-1000
         Denver, Colorado 80222

         If you would like to request documents from the Company, please do so by June 5, 2001 to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated May 7, 2001. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

                             THE BOARD OF DIRECTORS

May 7, 2001
Denver, Colorado

APPENDIX A

                                     CHARTER
                                     OF THE
                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY,
                    AS ADOPTED BY THE BOARD ON APRIL 19, 2000

AUTHORITY

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Apartment Investment and Management Company (the "Corporation") has been established pursuant to Section 3.01 of the Corporation's Amended and Restated Bylaws and Section 2-411 of the Maryland General Corporation Law. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

COMPOSITION AND EXPERTISE OF MEMBERS

The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The members of the Committee shall be elected by the Board in a manner consistent with the appointment of members of other Board committees. The Chairman of the Committee shall be designated by the Board or, if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Each member of the Committee shall be a director:

o who has no relationship to the Corporation that may interfere with the exercise of his or her independence from management and the Corporation; and

o who is financially literate, as such qualification is interpreted by the Board in its business judgment, or who becomes financially literate within a reasonable period of time after appointment to the Committee.

At least one member of the Committee will have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. In addition to the foregoing, the following restrictions shall apply to every Committee member:

o EMPLOYEES. A director who is an employee (including non-employee executive officers) of the Corporation or any of its affiliates may not serve on the Committee until three years following the termination of his or her employment.

o BUSINESS RELATIONSHIP. A director who (i) is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Corporation, (ii) has a direct business relationship with the Corporation (e.g., a consultant) or (iii) is a partner, officer or employee of an organization that has such a relationship may serve on the Committee only if the Corporation's Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment.

o CROSS COMPENSATION COMMITTEE LINK. A director who is employed as an executive of another corporation where any of the Corporation's executives serves on that corporation's compensation committee may not serve on the Committee.

o IMMEDIATE FAMILY. A director who is an immediate family member of an individual who is an executive officer of the Corporation or any of its affiliates cannot serve on the Committee until three years following the termination of such employment relationship.

PURPOSE AND RESPONSIBILITIES

The Committee's purpose is to assist the Board in fulfilling its responsibilities with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Corporation and its subsidiaries. In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. In discharging its duties and responsibilities, the Committee is empowered to investigate any matter and shall have full access to all books, records, facilities and personnel of the Corporation and the power to retain outside counsel, auditors or other experts to assist it.

The Committee's role is oversight and it and the Board recognize that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent auditor ("Auditor") is responsible for auditing those financial statements. The following functions shall be common recurring activities of the Committee in carrying out its oversight function:

o The Committee shall review and reassess the adequacy of the Committee's Charter on an annual basis.

o The Committee and the Board shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the Corporation's Auditor. The Auditor is ultimately accountable to the Board and the Committee.

o The Committee shall request from the Auditor annually, a formal written statement delineating all relationships between the Auditor and the Corporation, which statement shall satisfy the requirements of Independence Standards Board Standard No. 1 (as modified or supplemented). The Committee shall discuss with the Auditor any such disclosed relationships or services that may impact the Auditor's objectivity and independence. The Committee shall recommend that the Board take appropriate action in response to the Auditor's report to satisfy itself of the Auditor's independence.

o The Committee shall discuss with the Auditor the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 71 (as modified or supplemented).

o The Committee shall request that the Auditor review the Corporation's interim financial statements to be included in quarterly reports on Form 10-Q, and shall review and discuss with management and the Auditor such interim financial statements, prior to filing such reports with the Securities and Exchange Commission.

o The Committee shall review and discuss with management and the Auditor the Corporation's audited financial statements. Based on the foregoing reviews and discussions, the Committee shall determine whether or not to recommend to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

o The Committee shall prepare a report to be included in each annual proxy statement of the Corporation commencing after December 15, 2000, which satisfies the requirements of the Securities and Exchange Commission and the New York Stock Exchange.

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the Auditor or to ensure that the Corporation complies with all laws and regulations.

                                      PROXY
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
              IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
                          FOR EACH OF THE SIX NOMINEES
           FOR DIRECTOR AND THE PROPOSALS REFERRED TO IN 2 AND 3 BELOW

         The undersigned hereby appoints Terry Considine and Peter K. Kompaniez and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (the "Company"), standing in the undersigned's name, at the Annual Meeting of Stockholders of the Company to be held at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, on June 19, 2001 at 9:00 a.m., Denver time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), upon those matters as described in the Proxy Statement for the meeting and such other matters as may properly come before such meeting.

A vote FOR the following proposals described in the Proxy Statement for the Stockholders' Meeting is recommended:


1. Election of the following nominees for director: Terry Considine, Peter K. Kompaniez, James N. Bailey, Richard S. Ellwood, J. Landis Martin, and Thomas L. Rhodes.



[ ] FOR ALL NOMINEES    [ ] WITHHOLD AUTHORITY for  [ ] WITHHOLD AUTHORITY for any Individual Nominee(s)
                            all Nominees                (Write the name(s) of the nominee(s) in the space below)


1.
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2.
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3.
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4.
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5.
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6.
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2. Ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2001.

           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

3. Approval of the sale of High Performance Units.

           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

          (Continued, and to be dated and signed on the reverse side.)

AIMCO encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

TO VOTE OVER THE INTERNET:

o        Have your proxy card in hand when you access the web site.

o Log onto the Internet and go to the web site, www.eproxyvote.com/aiv, 24 hours a day, 7 days a week.

o You will be prompted to enter your control number printed in the box above.

o        Follow the instructions provided.

TO VOTE OVER THE TELEPHONE:

o        Have your proxy card in hand when you call.


o On a touch-tone telephone call 1-877-779-8683, 24 hours a day, 7 days a week.


o You will be prompted to enter your control number printed in the box above.

o        Follow the recorded instructions.

TO VOTE BY MAIL:

o        Mark, sign and date your proxy card.

o        Return your proxy card in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 p.m. ET on June 17, 2001.

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             PROXY FOR COMMON STOCK

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
                                ON JUNE 19, 2001

         If any other business is transacted at the Stockholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

                           Dated:                   , 2001



                                    (Signature of Stockholder)


                                    (Signature of Stockholder)

                           Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

                           PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
                           ENCLOSED ENVELOPE